PRESS RELEASE
--------------------------------------------------------------------------------


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                          L.B. FOSTER REPORTS SURGE IN

                 FIRST QUARTER INCOME FROM CONTINUING OPERATIONS


PITTSBURGH, PA, April 26, 2007 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that its first quarter earnings per diluted share from continuing operations increased to $0.28 from $0.11 in last year's first quarter, a 155% increase. This is the ninth consecutive quarter the Company has recorded an earnings increase over the prior year quarter.

2007 First Quarter Results

In the first quarter of 2007, L.B. Foster had income from continuing operations of $3.1 million or $0.28 per diluted share compared to income from continuing operations of $1.2 million or $0.11 per diluted share in the first quarter of 2006. The Company reported no income from discontinued operations in the first quarter of 2007, compared to $2.7 million and $0.25 per diluted share in last year's first quarter, due to the sale of our former Geotechnical Division in that quarter. Income from discontinued operations in the first quarter of 2006 included the gain on the sale of this division of $3.0 million, reduced by a $0.2 million loss from operations during the period we owned the business as well as $0.1 million of taxes. Net income was $3.1 million or $0.28 per diluted share in 2007 compared to $3.9 million or $0.36 per diluted share in 2006.

Net sales increased 31.5% to $110.7 million compared to $84.2 million in the prior year quarter.

Gross profit margin was 12.8%, up 120 basis points from the prior year quarter primarily as a result of increased billing margins offset, in part, by increased net plant expenses.

Selling and administrative expenses increased $0.7 million or 8.7% over last year's quarter due primarily to employee related costs and benefit expenses including incentive compensation. As a percentage of sales, selling and administrative expenses were 7.6% in the first quarter of 2007 compared to 9.2% of sales in the prior year quarter. First quarter interest expense increased $0.6 million or 84% over the prior year due primarily to increased borrowings and, to a lesser extent, increased interest rates. The increase in borrowings was primarily due to an increase in working capital requirements as well as significant capital investments made during the past year. The Company's income tax rate from continuing operations was 35.9% in the first quarter compared to 34.4% in the prior year quarter.

"First quarter sales were very strong. This is historically our slowest quarter of the year as a large part of our products go into heavy civil construction projects and the weather in most parts of North America slows that activity significantly. This year's first quarter comes on the heels of an unusually strong fourth quarter last year," commented Stan Hasselbusch, President and Chief Executive Officer. "Our Construction and Tubular segments delivered strong sales and profits, and even though the Rail segment posted a 37% increase in sales, gross profit margins were disappointing, primarily due to poor productivity at our new Tucson concrete tie and Pueblo Allegheny Rail products facilities. Results at Tucson were the biggest drag on earnings as we continued to work with new materials to strike the right mix for our concrete ties. Our ARP insulated joint facility struggled to ramp up in February and March after coming off of a slow January. Our Construction Products segment surpassed last year's first quarter results due to continued across the board improvements in piling, fabricated products and concrete buildings," remarked Mr. Hasselbusch. After a soft 2006, our Tubular segment also experienced improvement in both business units, coated and threaded products," added Mr. Hasselbusch.

Cash used by operations was approximately $7.8 million in the first quarter of 2007 and capital expenditures were $1.5 million. "We continue to expect to generate positive cash from operations in 2007 and also anticipate capital expenditures to be below $10 million," stated Mr. Hasselbusch, who concluded by reporting, "Overall business activity remains robust and is reflected in our order bookings. Bookings for the first quarter of 2007 were $172.5 million, 43% higher than last year. Backlog at March 31, 2007 was $195.8 million, 38% higher than last year. We believe this activity provides the appropriate momentum for a strong 2007."

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2007 operating results on Thursday, April 26, 2007 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via the internet on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. In addition, neither backlog nor orders entered are necessarily indicative of future performance. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                   Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                 2007                2006
                                               ----------------------------
                                                        (Unaudited)

NET SALES                                       $110,666            $84,155

COSTS AND EXPENSES:
Cost of goods sold                                96,476             74,351
Selling and administrative
  expenses                                         8,401              7,731
Interest expense                                   1,222                665
Other income                                        (258)              (431)
                                               ---------           --------
                                                 105,841             82,316
                                               ---------           --------

INCOME FROM CONTINUING OPERATIONS,
  BEFORE INCOME TAXES                              4,825              1,839

INCOME TAXES                                       1,733                633
                                               ---------           --------

INCOME FROM CONTINUING OPERATIONS                  3,092              1,206

DISCONTINUED OPERATIONS:
INCOME FROM DISCONTINUED OPERATIONS,
  BEFORE INCOME TAXES                                 12              2,819
INCOME TAXES                                           4                141
                                               ---------           --------
INCOME FROM DISCONTINUED OPERATIONS                    8              2,678

NET INCOME                                        $3,100             $3,884
                                               =========           ========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                       $0.29              $0.12
  FROM DISCONTINUED OPERATIONS                      0.00               0.26
                                               ---------           --------
BASIC EARNINGS PER COMMON SHARE                    $0.29              $0.38
                                               =========           ========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                       $0.28              $0.11
  FROM DISCONTINUED OPERATIONS                      0.00               0.25
                                               ---------           --------
DILUTED EARNINGS PER COMMON SHARE                  $0.28              $0.36
                                               =========           ========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                               10,555             10,195
                                               =========           ========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                             10,898             10,654
                                               =========           ========

                      L. B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                 (In thousands)

                                                      March 31,     December 31,
                                                        2007            2006
                                                     --------          --------
ASSETS                                              (Unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                                 $3,388            $1,309
   Accounts and notes receivable:
      Trade                                            56,827            60,771
      Other                                               360               779
   Inventories                                        110,120            99,803
   Current deferred tax assets                          2,653             2,653
   Other current assets                                 1,660             1,133
   Prepaid income tax                                     691               836
   Property held for resale                             2,522                 -
                                                     --------          --------
                     Total Current Assets             178,221           167,284
                                                     --------          --------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                     46,791            49,919
   Goodwill                                               350               350
   Other intangibles - net                                 59                62
   Investments                                         16,924            16,676
   Deferred tax assets                                  1,242             1,149
   Other non-current assets                               367               393
                                                     --------          --------
                      Total Other Assets               65,733            68,549
                                                     --------          --------

                                                     $243,954          $235,833
                                                     ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt                $3,160            $3,105
   Short-term borrowings                                  775               726
   Accounts payable-trade and other                    52,122            57,446
   Accrued payroll and employee benefits                7,190             6,892
   Current deferred tax liabilities                     3,184             3,203
   Other accrued liabilities                            5,292             4,215
   Current liabilities of
      discontinued operations                             233               235
                                                     --------          --------
                     Total Current Liabilities         71,956            75,822
                                                     --------          --------

LONG-TERM BORROWINGS                                   50,882            39,161
                                                     --------          --------
OTHER LONG-TERM DEBT                                   14,281            15,112
                                                     --------          --------
DEFERRED TAX LIABILITIES                                2,163             1,853
                                                     --------          --------
OTHER LONG-TERM LIABILITIES                             3,401             5,852
                                                     --------          --------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                   106               105
   Paid-in Capital                                     40,094            39,696
   Retained Earnings                                   61,721            58,843
   Accumulated Other Comprehensive Loss                  (650)             (611)
                                                     --------          --------
                     Total Stockholders' Equity       101,271            98,033
                                                     --------          --------

                                                     $243,954          $235,833
                                                     ========          ========